EXHIBIT 1

PROMISSORY NOTES MODIFICATION AGREEMENT

     THIS INSTRUMENT is entered into as of the 20th day of May, 2005, by and between XRG, Inc., a Delaware corporation (“Borrower”) and BARRON PARTNERS LP, or registered assigns (“Lender”).

W I T N E S S E T H:

     WHEREAS, the Lender is the holder of certain Promissory Notes by Borrower to the Lender a summary of which is attached as Exhibit “A” hereto (the “Notes”); and

          WHEREAS, the Borrower has requested that the time of payment for principal and accrued interest on the Notes be extended until December 31, 2005 for the Notes; and

     WHEREAS, Lender has agreed to extend the time of payment of the principal indebtedness of the Notes upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of ten dollars ($10.00) paid by Borrower and other good and valuable consideration, receipt of which is acknowledged by Lender, the parties agree as follows:

     1. Recitals. The above recitals are true and correct and are incorporated herein by reference.

     2. Extension of Time of Payment/Interest. The time of payment of the principal indebtedness evidenced by the Notes, together with any unpaid accrued interest is hereby extended until December 31, 2005, at which time all unpaid principal, together with any unpaid interest accrued thereon, if any, shall be due and payable in full.

     3. Subordination to Ken Steel Note. Lender agrees to subordinate its right to payment and interest on the Notes and other future indebtedness, including a One Million Two Hundred Fifty Thousand Dollar ($1,250,000) working capital note to the payment in full of all principal and accrued interest due to Kenneth A. Steel, Jr. pursuant to the terms and conditions of a Restated Five Hundred Thousand Dollar ($500,000) Promissory Note between Mr. Steel and the Borrower.

     4. Miscellaneous.

          (a) Except as specifically modified hereby, all terms of the Notes are ratified and confirmed.

          (b) Borrower acknowledges that Notes, as modified herein, are in full force and effect and are binding upon Borrower, its successors and assigns without any right or claim of offset or other sum due. Lender expressly reserves all rights against Borrower.

     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date and year first written above.

XRG, INC.

By: /s/ RICHARD FRANCIS

Print Name:	RICHARD FRANCIS

Title:	Chief Executive Officer

BARRON PARTNERS LP

By: /s/ ANDREW BARRON WORDEN

Print Name:

Title:

EXHIBIT “A”

SUMMARY
OF
BARRON PARTNER, LP PROMISSORY NOTES FROM XRG, INC.

		Interest		Current	Extended
Date	Amount	Rate	Collateral	Maturity Date	Maturity Date
9/20/04	$225,809.86	6%	20 Trailers	3/31/05	12/31/05
10/1/04	166,275.00	6%	15 Tractors	3/31/05	12/31/05
2/23/05	1,180,000.00	10%	All Assets	4/23/05	12/31/05
3/3/05	800,000.00	10%	All Assets	5/1/05	12/31/05

BARRON PARTNERS, LP	XRG, INC.

Initials	Initials